The Timken Company
Media Contact: Jeff Dafler
Manager — Global Media &
Government Relations
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Facsimile: (330) 471-7032
jeff.dafler@timken.com
Investor Contact: Steve Tschiegg
Manager — Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors
Exhibit 99.1
NEWS RELEASE
Timken Reports 2006 Results, Strong Outlook for 2007
•	Strong industrial markets lead to record sales in Steel, Industrial Groups

•	Weak automotive demand, investments in industrial growth constrain results

•	Momentum from growth initiatives, Automotive restructuring expected to boost 2007 earnings
     CANTON, Ohio – Feb. 7, 2007 – The Timken Company (NYSE: TKR) today announced sales of $5.0 billion for 2006, up 3 percent from a year ago. Sales exclude Latrobe Steel, which the company sold in December and has accounted for as discontinued operations. Timken benefited from strength in global industrial markets, partially offset by declines in demand from the company’s North American automotive customers during the second half of 2006.
     Net income per diluted share was $2.36, including earnings of $0.49 per diluted share from discontinued operations, which reflects the operations of Latrobe Steel and the gain on its sale. Income from continuing operations was $176.4 million, or $1.87 per diluted share, down from $233.7 million or $2.52 per diluted share in 2005.
     Excluding the impact of special items, Timken generated 2006 adjusted net income of $2.48 per diluted share, which included earnings of $0.35 per diluted share from discontinued operations. On a continuing operations basis, the company earned income of $200.8 million or $2.13 per diluted share, excluding special items, compared to $206.9 million or $2.24 per diluted share in 2005.

These special items included disbursements received under the Continued Dumping and Subsidy Offset Act (CDSOA), which were more than offset by losses on divestitures and charges related to restructuring, rationalization and goodwill impairment.
Table 1: 2006 Diluted Earnings Per Share (a)

	As Reported	Adjusted
Income from Continuing Operations	$1.87	$2.13
Income from Discontinued Operations	0.49	0.35

Net Income	2.36	2.48
     “Timken benefited from strong industrial markets in 2006, although lower automotive demand constrained our overall performance,” said James W. Griffith, Timken’s president and chief executive officer. “More importantly, we advanced sweeping changes across the company, including initiatives to grow in Asia and key industrial markets, investments to differentiate our alloy steel products, restructuring of our Automotive business and divestment of underperforming assets and Latrobe Steel. These actions are positioning the company to create even greater value for customers and shareholders in 2007 and beyond.”
     During 2006, the company:
•	Grew in global industrial markets with the addition of capacity and capabilities in aerospace and large industrial bearing products, including the acquisition of Turbo Engines in the fourth quarter;

•	Continued to build the infrastructure to support its Asian growth initiative by investing in three new plants, raising total employment in the region to approximately 4,400 associates and achieving sales growth in Asia of 16 percent;

•	Improved its portfolio by divesting Timken’s automotive steering business, its European precision steel components business and Latrobe Steel;

•	Successfully completed a pilot program in Canada of Project O.N.E. (“Our New Enterprise”), a program designed to improve business processes and systems, with the first major U.S. implementation to come in 2007; and

The Timken Company

•	Strengthened the balance sheet, reducing debt while contributing $243 million to the company’s U.S. pension plans to end the year with total debt of $597.8 million, compared to $721.0 million in 2005.
Fourth-Quarter Results
     For the quarter ended Dec. 31, 2006, sales were $1.2 billion, an increase of 3 percent from a year ago. Strong sales in industrial markets were partially offset by weaker demand from North American automotive customers.
     Net income per diluted share was $0.37 in the fourth quarter, which included net income of $0.20 per diluted share from discontinued operations. Excluding special items, the company’s adjusted fourth-quarter earnings per diluted share were $0.30, which included earnings of $0.07 per diluted share from discontinued operations. Special items in the fourth quarter included income from CDSOA disbursements, losses on divestitures and charges related to restructuring, rationalization and goodwill impairment. Excluding special items, fourth-quarter 2006 results were affected negatively by lower automotive demand, an increase in the company’s warranty reserves, higher Industrial manufacturing costs and the sale of Latrobe Steel.
Table 2: Fourth-Quarter 2006
Diluted Earnings Per Share (a)

	As Reported	Adjusted
Income from Continuing Operations	$0.17	$0.23
Income from Discontinued Operations	0.20	0.07

Net Income	0.37	0.30
     The Group results that follow are from continuing operations and exclude special items.
Industrial Group Results
     Industrial Group 2006 sales increased by 8 percent from the prior year to a record $2.1 billion. The increase was driven by higher volume and pricing. The Industrial sales strength came from multiple market sectors, including aerospace, oil and gas, mining, metals and rail, which also drove strong distribution sales. The

The Timken Company

Industrial Group also benefited from its Asian growth initiative, particularly in China where sales rose 20 percent over 2005.
     Industrial Group 2006 earnings before interest and taxes (EBIT) were $201.3 million compared to $199.9 million in 2005. The favorable impact of price, volume and mix was offset by manufacturing costs associated with capacity additions and rationalization of facilities, as well as investments in Asian growth initiatives.
     Sales in the fourth quarter of 2006 were $539.7 million, up 10 percent from the fourth quarter of 2005, with continued strength across most Industrial markets, as well as particularly strong distribution sales. EBIT was $43.8 million, up from $41.9 million in the prior-year period. The same factors impacting full-year Industrial results also affected fourth-quarter performance.
     Timken expects to see continued top-line growth in the Industrial Group in 2007 as capacity additions come online, as well as higher margins through operating improvements.
Automotive Group Results
     Automotive Group sales decreased by 5 percent in 2006 to $1.6 billion due to lower North American automotive demand. The Automotive Group had a loss in 2006 of $73.7 million, compared to a loss of $19.9 million in 2005. Underutilization of manufacturing capacity due to lower demand and an increase of $19 million in warranty reserves were only partly mitigated by the favorable impact of increased pricing, new business contracts and the initial benefits of restructuring initiatives.
     Timken previously announced a restructuring initiative in 2005 and a workforce reduction in 2006 to improve the performance of its Automotive business. These programs are on track to deliver expected savings of approximately $40 million and $35 million, respectively, by 2008. During 2006, the company reduced Automotive employment by more than 2,000 positions, including those associated with the divestment of its global steering business.

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     In the fourth quarter, Automotive Group sales were $361.8 million, a decrease of 11 percent from a year ago. The Automotive Group had a loss of $42.3 million in the fourth quarter of 2006, compared to a loss of $7.5 million for the prior-year period. Fourth-quarter 2006 results were negatively impacted by underutilization of manufacturing capacity due to lower demand, partially offset by the positive effects of restructuring efforts and reductions in employment. The fourth quarter was also adversely impacted by an increase of $12 million in warranty reserves.
     Timken expects to see better Automotive results during 2007 as the company realizes the benefits of its previously announced initiatives to improve Automotive performance.
Steel Group Results
     Sales for the Steel Group, including inter-segment sales, reached a record $1.5 billion in 2006, up 4 percent from 2005. The sales growth reflected strong industrial, energy and service center market segments, while sales to automotive customers were lower. For 2006, EBIT increased to a record $206.7 million from $175.8 million in 2005, driven by strong volumes in key market segments and price increases. Surcharges offset continued high raw material and energy costs. In 2006, the Steel Group also set records in output, productivity, quality and energy-efficiency.
     Steel Group sales in the fourth quarter, including inter-segment sales, were $357.9 million, an increase of 9 percent from the prior-year period. Fourth-quarter EBIT was $39.5 million, compared to $35.1 million a year ago. The Steel Group benefited from the same positive factors during the fourth quarter that impacted the full year, which were partially offset by raw material costs not fully recovered by surcharges during the quarter.
     Performance in the Steel Group is anticipated to continue at historically high levels in 2007, as markets are expected to remain strong.

The Timken Company

Outlook
     The company expects earnings per diluted share for 2007 from continuing operations, excluding special items, to be $2.50 to $2.70 for the year and $0.50 to $0.60 for the first quarter, compared to $2.13 and $0.62, respectively, for the same periods in 2006. Timken anticipates global industrial markets will remain strong, and targeted investments in Industrial bearing capacity are expected to become operational throughout the year. The company expects improved Automotive performance compared to the second half of 2006 as it benefits from its operating improvement initiatives. In addition, the Steel Group is anticipated to continue performing at a high level of profitability.
Conference Call Information
     The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Wednesday, Feb. 7, 2007
11:00 a.m. Eastern Time

All Callers:	Live Dial-In: 800-344-0593 or 706-634-0975
(Call in 10 minutes prior to be included)
Conference ID: #6026832

Replay Dial-In through Feb. 14, 2007:
800-642-1687 or 706-645-9291

Live Webcast:	www.timken.com/investors
(a): “Adjusted” earnings per share exclude the impact of impairment and restructuring, manufacturing rationalization/reorganization and special charges and credits.
About The Timken Company
     The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning, with innovative friction management and power transmission products and services that enable customers to perform faster and more smoothly and efficiently. With sales of $5.0 billion in 2006, operations in 27 countries and

The Timken Company

approximately 25,000 employees, Timken is Where You Turn™ for better performance.
     Certain statements in this news release (including statements regarding the company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expected savings and costs of the company’s programs and initiatives and expectations regarding the company’s financial performance, including the information under the heading “Outlook,” are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the company’s ability to respond to the changes in its end markets, especially the North American automotive industry; fluctuations in raw material and energy costs and the operation of the company’s surcharge mechanisms; the company’s ability to respond to the changes in its end markets; changes in the financial health of the company’s customers; changes in the expected costs associated with product warranty claims; and the impact on operations of general economic conditions, higher raw material and energy costs, fluctuations in customer demand and the company’s ability to achieve the benefits of its future and ongoing programs and initiatives, including, without limitation, the implementation of its Automotive Group restructuring program and initiatives and the rationalization of the company’s Canton bearing operations. These and additional factors are described in greater detail in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2005, page 65 and in the company’s Form 10-Q for the quarter ended Sept. 30, 2006. The company undertakes no obligation to update or revise any forward-looking statement.
###

The Timken Company

(Unaudited)
CONDENSED CONSOLIDATED STATEMENT OF INCOME	AS REPORTED				ADJUSTED (1)
(Thousands of U.S. dollars, except share data)	Q4 2006	Q4 2005	Year 2006	Year 2005	Q4 2006	Q4 2005	Year 2006	Year 2005

Net sales	$1,230,921	$1,189,631	$4,973,365	$4,823,167	$1,230,921	$1,189,631	$4,973,365	$4,823,167
Cost of products sold	1,014,060	945,993	3,949,045	3,808,706	1,014,060	945,993	3,949,045	3,808,706
Manufacturing rationalization/reorganization expenses — cost of products sold	7,076	4,315	18,476	14,504	—	—	—	—

Gross Profit	$209,785	$239,323	$1,005,844	$999,957	$216,861	$243,638	$1,024,320	$1,014,461
Selling, administrative & general expenses (SG&A)	170,222	167,743	671,425	644,138	170,222	167,743	671,425	644,138
Manufacturing rationalization/reorganization expenses — SG&A	3,180	1,289	5,917	2,766	—	—	—	—
Loss on divestitures	54,300	—	64,271	—	—	—	—	—
Impairment and restructuring	33,690	1,686	44,881	26,093	—	—	—	—

Operating Income	($51,607)	$68,605	$219,350	$326,960	$46,639	$75,895	$352,895	$370,323
Other (expense)	(3,465)	(5,255)	(14,984)	(17,696)	(3,465)	(5,255)	(14,984)	(17,696)
Special items — other income	92,220	82,435	94,650	85,422	—	—	—	—

Earnings Before Interest and Taxes (EBIT) (2)	$37,148	$145,785	$299,016	$394,686	$43,174	$70,640	$337,911	$352,627
Interest expense, net	(10,633)	(10,991)	(44,782)	(48,148)	(10,633)	(10,991)	(44,782)	(48,148)

Income From Continuing Operations Before Income Taxes	$26,515	$134,794	$254,234	$346,538	$32,541	$59,649	$293,129	$304,479
Provision for income taxes	10,746	48,680	77,795	112,882	11,280	17,974	92,335	97,537

Income From Continuing Operations	$15,769	$86,114	$176,439	$233,656	$21,261	$41,675	$200,794	$206,942

Income from discontinued operations net of income taxes, special items (3)	12,849	—	12,849	—	—	—	—	—
Income from discontinued operations net of income taxes, other (3)	6,731	8,767	33,239	26,625	6,731	8,970	33,239	27,241

Net Income	$35,349	$94,881	$222,527	$260,281	$27,992	$50,645	$234,033	$234,183

Earnings Per Share — Continuing Operations	$0.17	$0.93	$1.89	$2.55	$0.23	$0.45	$2.15	$2.26
Earnings Per Share — Discontinued Operations	0.21	0.10	0.49	0.29	0.07	0.10	0.36	0.30

Earnings Per Share	$0.38	$1.03	$2.38	$2.84	$0.30	$0.55	$2.51	$2.56

Diluted Earnings Per Share — Continuing Operations	$0.17	$0.92	$1.87	$2.52	$0.23	$0.45	$2.13	$2.24
Diluted Earnings Per Share — Discontinued Operations	0.20	0.09	0.49	0.29	0.07	0.09	0.35	0.29

Diluted Earnings Per Share	$0.37	$1.01	$2.36	$2.81	$0.30	$0.54	$2.48	$2.53

Average Shares Outstanding	93,605,048	92,426,648	93,325,729	91,533,242	93,605,048	92,426,648	93,325,729	91,533,242
Average Shares Outstanding-assuming dilution	94,483,631	93,616,089	94,294,716	92,537,529	94,483,631	93,616,089	94,294,716	92,537,529

BUSINESS SEGMENTS
(Thousands of U.S. dollars) (Unaudited)	Q4 2006	Q4 2005	Year 2006	Year 2005

Industrial Group
Net sales to external customers	$539,099	$491,465	$2,072,495	$1,925,211
Intersegment sales	632	386	1,998	1,847

Total net sales	$539,731	$491,851	$2,074,493	$1,927,058
Adjusted earnings before interest and taxes (EBIT) * (2)	$43,777	$41,864	$201,334	$199,936
Adjusted EBIT Margin (2)	8.1%	8.5%	9.7%	10.4%

Automotive Group
Net sales to external customers	$361,751	$406,875	$1,573,034	$1,661,048
Adjusted (loss) earnings before interest and taxes (EBIT) * (2)	($42,319)	($7,529)	($73,696)	($19,886)
Adjusted EBIT (Loss) Margin (2)	-11.7%	-1.9%	-4.7%	-1.2%

Steel Group (3)
Net sales to external customers	$330,071	$291,291	$1,327,836	$1,236,908
Intersegment sales	27,869	36,909	144,424	178,157

Total net sales	$357,940	$328,200	$1,472,260	$1,415,065
Adjusted earnings before interest and taxes (EBIT) * (2)	$39,523	$35,118	$206,691	$175,772
Adjusted EBIT Margin (2)	11.0%	10.7%	14.0%	12.4%

*	Industrial Group, Automotive Group and Steel Group EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

(1)	“Adjusted” statements exclude the impact of impairment and restructuring, manufacturing rationalization/reorganization and special charges and credits for all periods shown.

(2)	EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of the company’s business segments and EBIT disclosures are responsive to investors.

(3)	Discontinued Operations reflects the December 8, 2006 sale of Timken Latrobe Steel. Steel Group Net sales and Adjusted EBIT have been changed to exclude Timken Latrobe Steel for all periods. Income From Discontinued Operations Net of Income Taxes, Special Items includes the gain on sale.Income From Discontinued Operations Net of Income Taxes, Other includes prior activity of Timken Latrobe Steel in accordance with the sales agreement.

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:

(Thousands of U.S. Dollars) (Unaudited)	Dec 31, 2006	Sept 30, 2006	Dec 31, 2005
Short-term debt	$50,453	$204,166	$159,279
Long-term debt	547,390	548,611	561,747

Total Debt	$597,843	$752,777	$721,026
Less: Cash and cash equivalents	(101,072)	(54,069)	(65,417)

Net Debt	$496,771	$698,708	$655,609

Shareholders’ equity	$1,464,256	$1,697,303	$1,497,067

Ratio of Total Debt to Capital	29.0%	30.7%	32.5%
Ratio of Net Debt to Capital (Leverage)	25.3%	29.2%	30.5%

This reconciliation is provided as additional relevant information about Timken’s financial position. Capital is defined as total debt plus shareholder’s equity. Management believes Net Debt is more representative of Timken’s indicative financial position, due to the amount of cash and cash equivalents.

Reconciliation of GAAP net income and EPS — diluted.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	Fourth Quarter				Full Year
	2006		2005		2006		2005
(Thousands of U.S. dollars, except share data) (Unaudited)	$	EPS (2)	$	EPS (2)	$	EPS (2)	$	EPS (2)

Net income	$35,349	$0.37	$94,881	$1.01	$222,527	$2.36	$260,281	$2.81

Pre-tax special items:
Manufacturing rationalization/reorganization expenses — cost of products sold	7,076	0.07	4,315	0.05	18,476	0.20	14,504	0.16
Manufacturing rationalization/reorganization expenses — SG&A	3,180	0.03	1,289	0.01	5,917	0.06	2,766	0.03
Loss on Divestiture	54,300	0.57	—	—	64,271	0.68	—	—
Impairment and restructuring	33,690	0.36	1,686	0.02	44,881	0.48	26,093	0.28
Special items — other expense (income):	(92,220)	(0.98)	(82,435)	(0.88)	(94,650)	(1.00)	(85,422)	(0.92)
Provision for income taxes	(534)	(0.01)	30,706	0.33	(14,540)	(0.15)	15,345	0.17
Income From Discontinued Operations Net of Income Taxes, Special Items (1)	(12,849)	(0.14)	—	—	(12,849)	(0.14)	—	—
Income from discontinued operations net of income taxes, other (1)	—	—	203	—	—	—	616	0.01

Adjusted net income	$27,992	$0.30	$50,645	$0.54	$234,033	$2.48	$234,183	$2.53

(1)	Discontinued Operations relates to the sale of Latrobe Specialty Steel Unit in November of 2006.

(2)	EPS amounts will not sum due to rounding differences.

Reconciliation of GAAP income from continuing operations and EPS — diluted.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted income from continuing operations and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP income from continuing operations to adjusted income from continuing operations in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	Fourth Quarter				Full Year
	2006		2005		2006		2005		1Q 2006
(Thousands of U.S. dollars, except share data) (Unaudited)	$	EPS (2)	$	EPS (2)	$	EPS (2)	$	EPS (2)	EPS (2)

Income from continuing operations	$15,769	$0.17	$86,114	$0.92	$176,439	$1.87	$233,656	$2.52	$0.61

Pre-tax special items:
Manufacturing rationalization/reorganization expenses — cost of products sold	7,076	0.07	4,315	0.05	18,476	0.20	14,504	0.16	0.03
Manufacturing rationalization/reorganization expenses — SG&A	3,180	0.03	1,289	0.01	5,917	0.06	2,766	0.03	—
Loss on Divestiture	54,300	0.57	—	—	64,271	0.68	—	—	—
Impairment and restructuring	33,690	0.36	1,686	0.02	44,881	0.48	26,093	0.28	0.01
Special items — other expense (income):	(92,220)	(0.98)	(82,435)	(0.88)	(94,650)	(1.00)	(85,422)	(0.92)	—
Provision for income taxes	(534)	(0.01)	30,706	0.33	(14,540)	(0.15)	15,345	0.17	(0.04)

Adjusted income from continuing operations	$21,261	$0.23	$41,675	$0.45	$200,794	$2.13	$206,942	$2.24	$0.62

(2)	EPS amounts will not sum due to rounding differences.
Reconciliation of Outlook Information.
Expected earnings per diluted share for the 2007 full year and first quarter exclude special items. Examples of such special items include impairment and restructuring, manufacturing rationalization/ reorganization expenses, gain/loss on the sale of non-strategic assets and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. Management cannot predict whether the company will receive any additional payments under the CDSOA in 2007 and if so, in what amount. If the company does receive any additional CDSOA payments, they will most likely be received in the fourth quarter.

CONDENSED CONSOLIDATED BALANCE SHEET

	Dec 31	Dec 31
(Thousands of U.S. dollars) (Unaudited)	2006	2005

ASSETS
Cash & cash equivalents	$101,072	$65,417
Accounts receivable	673,428	657,237
Inventories	952,310	900,294
Deferred income taxes	85,576	97,712
Current assets, discontinued operations	0	162,237
Other current assets	87,894	100,412

Total Current Assets	$1,900,280	$1,983,309
Property, plant & equipment	1,601,559	1,474,074
Goodwill	201,899	204,129
Non-current assets, discontinued operations	0	81,205
Other assets	315,871	251,017

Total Assets	$4,019,609	$3,993,734

LIABILITIES
Accounts payable & other liabilities	$506,301	$470,966
Short-term debt	50,453	159,279
Income taxes	53,406	35,377
Current liabilities, discontinued operations	0	41,676
Accrued expenses	214,794	364,028

Total Current Liabilities	$824,954	$1,071,326
Long-term debt	547,390	561,747
Accrued pension cost	410,438	242,414
Accrued postretirement benefits cost	682,934	488,506
Non-current liabilities, discontinued operations	0	35,878
Other non-current liabilities	89,637	96,796

Total Liabilities	$2,555,353	$2,496,667

SHAREHOLDERS’ EQUITY	1,464,256	1,497,067

Total Liabilities and Shareholders’ Equity	$4,019,609	$3,993,734

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the three months ended		For the year ended
	Dec 31	Dec 31	Dec 31	Dec 31
(Thousands of U.S. dollars) (Unaudited)	2006	2005	2006	2005

Cash Provided (Used)
OPERATING ACTIVITIES
Net Income	$35,349	$94,881	$222,527	$260,281
(Earnings) loss from Discontinued Operations	(19,580)	(8,767)	(46,088)	(26,625)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,466	55,151	196,592	209,656
Other	68,915	94,691	69,871	91,667
Changes in operating assets and liabilities:
Accounts receivable	9,343	79,498	(5,987)	(12,399)
Inventories	58,829	(2,453)	(6,743)	(137,329)
Other assets	12,809	5,614	4,098	(22,888)
Accounts payable and accrued expenses	(45,673)	(118,684)	(122,326)	(50,533)
Foreign currency translation (gain) loss	(9,428)	(424)	(19,319)	5,157

Net Cash Provided by Operating Activities — Continuing Operations	$162,030	$199,507	$292,625	$316,987
Net Cash Provided by Operating Activities — Discontinued Operations	2,548	13,500	44,303	1,714

Net Cash Provided by Operating Activities	$164,578	$213,007	$336,928	$318,701
INVESTING ACTIVITIES
Capital expenditures	($120,870)	($93,167)	($296,093)	($217,411)
Other	118	3,041	6,285	9,893
Divestments	206,039	10,109	203,316	21,838
Acquisitions	(13,654)	(42,367)	(17,953)	(48,996)

Net Cash Provided (Used) by Investing Activities — Continuing Operations	$71,633	($122,384)	($104,445)	($234,676)
Net Cash (Used) by Investing Activities — Discontinued Operations	(22,218)	(3,760)	(26,423)	(8,126)

Net Cash Provided (Used) by Investing Activities	$49,415	($126,144)	($130,868)	($242,802)
FINANCING ACTIVITIES
Cash dividends paid to shareholders	($15,061)	($13,910)	($58,231)	($55,148)
Net proceeds from common share activity	897	9,053	22,963	39,793
Net (payments) borrowings on credit facilities	(156,564)	(79,338)	(141,442)	(40,939)

Net Cash (Used) by Financing Activities — Continuing Operations	($170,728)	($84,195)	($176,710)	($56,294)
Net Cash (Used) by Financing Activities	($170,728)	($84,195)	($176,710)	($56,294)
Effect of exchange rate changes on cash	$3,738	($356)	$6,305	($5,155)
Increase in Cash and Cash Equivalents	47,003	2,312	35,655	14,450
Cash and Cash Equivalents at Beginning of Period	$54,069	$63,105	$65,417	$50,967

Cash and Cash Equivalents at End of Period	$101,072	$65,417	$101,072	$65,417